Exhibit 99.1

iMergent Reports Second Quarter Fiscal 2009 Financial Results

OREM, Utah, February 3, 2009 - iMergent, Inc., (AMEX: IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, reported financial results for its fiscal second quarter ended December 31, 2008.

Fiscal Second Quarter 2009 Compared to 2008

Revenues for the second quarter of fiscal 2009 were $26.9 million, compared to $38.9 million for the second quarter of fiscal 2008. The lower revenues were a result of conducting a fewer number of workshops and general negative economic conditions. Revenues were also negatively impacted by a charge for $650,000 of probable additional customer refunds pursuant to various legal matters.  Revenues for the second quarter of fiscal 2009 excluding the charge for customer refunds were $27.5 million.  Revenues were also negatively impacted by approximately $4.2 million due to a decrease in cash purchases at the workshops to 42% in the second quarter of fiscal 2009 compared to 57% during the second quarter last year.  Because the company records revenues as cash is received and not at the time of sale, the decrease in percent of cash purchases at the Workshops negatively impacted revenues, operating income, and cash flows from operating activities during the second quarter of fiscal 2009.

Total operating expenses were lower at $33.8 million for the second quarter of fiscal 2009, compared to $39.1 million for the second quarter last year, primarily as a result of conducting fewer workshops.  Total operating expenses were negatively impacted by certain significant charges of $1.9 million for reserves for outstanding legal matters, probable losses on leases of excess office space, and write offs of certain advertising and other assets.  Total operating expenses for the second quarter of fiscal 2009 excluding certain significant charges were $31.9 million (non-GAAP).  Selling and marketing expenses as a percentage of revenue were negatively impacted by lower response rates at our preview seminars and lower response rates to our advertising incentives internationally as a result of the softening economy.  Selling and marketing expenses were also negatively impacted by increased costs for advertising incentives.  General and administrative expenses increased primarily due to certain significant charges described above and an increase in professional fees of $115,000 associated with the IRS audit.

For the second quarter of fiscal 2009, the Company had a loss from operations of $6.9 million, compared to a loss from operations of $143,000 in the same quarter last year. Loss before income tax provision for the second quarter of fiscal 2009 was $5.7 million compared to income before income tax provision of $2.5 million for the second quarter last year.  Excluding the significant charges of $2.6M mentioned above, the loss before income tax provision would have been $3.1 million for the second quarter of fiscal 2009. As a result of the income tax reserve resulting from the IRS audit described below, the provision for income taxes for the second quarter of fiscal 2009 was $4.5 million, compared to an income tax provision of $844,000 in the same quarter last year.  Net loss for the second quarter of fiscal 2009 was $10.1 million, or $0.89 per common share, compared to net income of $1.6 million, or $0.14 per common share in the same quarter last year.  Net loss for the second quarter of fiscal 2009 excluding certain significant charges and assuming an income tax benefit of 40% was $1.9 million (non-GAAP).

Cash used in operating activities was $5.6 million for the second quarter of fiscal 2009, compared to cash provided by operating activities of $2.0 million for the same period in fiscal 2008.  As of December 31, 2008, cash and cash equivalents were $18.8 million, working capital was $14.1 million, and working capital excluding deferred revenue was $42.2 million.  Total current and long-term net trade receivables were $37.7 million as of December 31, 2008.

Six Months Ended December 31, 2008 Compared to 2007

Revenues for the six months ended December 31, 2008 were $54.1 million compared to $71.4 million for the same period last year. Total operating expenses were $64.3 million, compared to $74.9 million for the same period last year.

For the six months ended December 31, 2008, net loss was $17.6 million, or $1.55 per diluted common share, which included a $10.3 million income tax provision.  Net income for the six months ended December 31, 2007, was $846,000, or $0.07 per diluted common share, which included a $607,000 income tax provision. Cash used in operating activities was $6.1 million, compared to cash provided by operating activities of $2.4 million for the same period last year.

IRS Audit

In October 2008, the company received notice from the Internal Revenue Service (IRS) contesting the company’s deduction of 100% of the cost of meals provided to attendees at the company’s preview seminars and workshops. The IRS contends that only 50% of the cost of meals provided to attendees is deductible.  The company contends that these meals are excluded from the 50% deduction limitations of IRS Code Section 274.  The IRS also challenged the company’s ability to utilize more than $460,000 of its net operating losses (NOL’s) per year.

In November 2008, the company received an examination report from the IRS which also contested the company’s ability to utilize its NOL’s during its fiscal years ended June 30, 2004 and 2003 under IRS Code Section 481.  The company believes the IRS’ assertion that the NOL’s should be limited during its fiscal years ended June 30, 2004 and 2003 under the provisions of Section 481 is without merit and beyond the statute of limitations.

While the company believes it will be able to defend its positions, based on settlement discussions with the IRS and the analyses performed in accordance with FASB Interpretation No. 48, the company has established a reserve of $9.3 million for the potential tax, penalties and interest costs and a valuation allowance of $3.6 million against certain deferred income tax assets as of December 31, 2008.

“We are obviously disappointed with these results and we have aggressively responded to many of the factors that contributed to the loss. We completed a reduction in force which we believe should allow us to adjust to the unprecedented economic downturn. We are also implementing various operating improvements to address changes that I believe are needed to improve our business model,” stated Steven G. Mihaylo, chief executive officer of iMergent.  “We are also increasing our focus on the small to medium enterprise market (SME) and we plan to expand our product offerings to this market.  We are also shifting the scope and advertising medium of our marketing efforts to reach more highly qualified prospects. We believe these changes should begin to have an effect in the latter half of our third fiscal quarter.  We believe these improvements will lead to our long-term and sustainable profitability. We also believe that once the effects of these improvements have been realized there should be a reduction in legacy complaints from customers and reviews by regulatory agencies.”

Conference Call

The company is hosting a conference call today at 2:00 p.m. PT (5:00 p.m. ET).  The conference call will be broadcast live over the Internet at www.imergentinc.com.  If you do not have Internet access, the telephone dial-in number is 888-275-4480 for domestic participants and 973-638-3325 for international participants.  Please dial in five to ten minutes prior to the beginning of the call at 2:00 p.m. PT (5:00 p.m. ET).  A telephone replay will be available two hours after the call through May 4, 2009 by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering access code 81841566.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words, "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. Specific forward-looking statements in this press release include information about the company:  believing the recent economic downturn has impacted how customers buy, believing  that it will be able to support its position relative to the IRS audit of its tax returns for 2007, 2006 and 2005, aggressively responding to many of the factors that contributed to the loss reported, taking actions that have allowed it to adjust to the unprecedented economic downturn, implementing operating improvements to address needed changes, increasing its focus on the small to medium enterprise market (SME) and expanding  product offerings to that market, shifting the scope of advertising to reach more highly qualified prospects and having improvements lead to long-term and sustainable profitability as well as result in a reduction in legacy complaints from customers and reviews by regulatory agencies.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-K for the year ended June 30, 2008, and Forms 10-Q for the quarters ended September 30, 2008 and December 31, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Contact:

iMergent, Inc.

Steven G. Mihaylo, CEO, 775-530-3955

Stevemihaylo@imergentinc.com

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet Information

(Dollars in thousands, except per share data)

(unaudited)

	December 31, 2008	June 30, 2008
Assets
Current Assets:
Cash and cash equivalents	$18,762	$26,184
Restricted cash	1,197	––
Available for sale securities	2,900	––
Trade receivables, net of allowance for doubtful accounts of $16,729 as of December 31, 2008 and $13,797 as of June 30, 2008	25,142	28,723
Income taxes receivable	786	793
Inventories	720	627
Deferred income tax assets	2,426	3,891
Prepaid expenses and other	2,015	3,849
Total Current Assets	53,948	64,067
Certificate of deposit	500	500
Available-for-sale securities	––	3,800
Long-term trade receivables, net of allowance for doubtful accounts of $5,737as of December 31, 2008 and $4,786 as of June 30, 2008	12,574	9,845
Property and equipment, net	1,640	1,672
Deferred income tax assets	5,098	4,385
Intangible assets, net	1,616	1,831
Merchant account deposits and other	396	514
Total Assets	$75,772	$86,614
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$4,342	$4,760
Accrued expenses and other	7,169	5,678
Income taxes payable	––	212
Dividend payable	227	––
Deferred revenue, current portion	28,070	32,859
Total Current Liabilities	39,808	43,509
Deferred revenue, net of current portion	12,892	10,332
Income tax reserves and other	9,406	298
Total Liabilities	62,106	54,139

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	––	––
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,340,280 shares outstanding as of December 31, 2008 and 11,304,410 shares outstanding as of June 30, 2008	11	11
Additional paid-in capital	52,134	53,315
Accumulated deficit	(38,479)	(20,851)
Total Stockholders' Equity	13,666	32,475
Total Liabilities and Stockholders' Equity	75,772	86,614

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations Information

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Product and other	$20,080	$30,618	$39,481	$55,525
Commission and other	6,774	8,298	14,639	15,854
Total revenues	26,854	38,916	54,120	71,379

Operating expenses:
Cost of product and other revenues	9,436	13,011	17,804	25,425
Selling and marketing	17,580	20,985	34,646	39,196
General and administrative	6,267	4,550	10,779	9,318
Research and development	497	513	1,080	992
Total operating expenses	33,780	39,059	64,309	74,931

Loss from operations	(6,926)	(143)	(10,189)	(3,552)

Other income (expense):
Interest income	1,820	2,365	3,681	4,699
Interest expense	(4)	––	(7)	––
Other income (expense), net	(570)	269	(783)	306
Total other income, net	1,246	2,634	2,891	5,005

Income (loss) before income tax provision	(5,680)	2,491	(7,298)	1,453

Income tax provision	(4,450)	(844)	(10,330)	(607)

Net income (loss)	$(10,130)	$1,647	$(17,628)	$846

Net income (loss) per common share:
Basic and diluted	$(0.89)	$0.14	$(1.55)	$0.07
Cash dividends per common share:	$0.02	$0.11	$0.13	$0.22
Weighted average common shares outstanding:
Basic	11,362,190	11,855,533	11,351,094	11,960,303
Diluted	11,362,190	12,015,048	11,351,094	12,119,818

iMERGENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flow Information

(Dollars in thousands)

(unaudited)

	Six Months Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(17,628)	$846
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	722	580
Expense for stock options issued to employees	810	1,201
Changes in assets and liabilities:
Restricted cash	(1,197)	––
Trade receivables and note receivable	852	(2,530)
Inventories	(93)	(5)
Income taxes receivable	7	295
Prepaid expenses and other	1,834	(2,364)
Merchant account deposits and other	118	65
Deferred income tax assets	752	544
Accounts payable, accrued expenses and other liabilities	1,073	3,091
Income tax reserves and other long-term liabilities	9,108	14
Deferred revenue	(2,229)	2,489
Income taxes payable	(212)	(1,808)
Net cash (used in) provided by operating activities	(6,083)	2,418

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(475)	(375)
Proceeds from sale of available-for-sale securities	900	––
Net cash provided by (used in) investing activities	425	(375)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of common stock	(734)	(6,996)
Proceeds from exercise of stock options and related income tax benefit	229	180
Dividend payments	(1,259)	(2,610)
Net cash used in financing activities	(1,764)	(9,426)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,422)	(7,383)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	26,184	36,859
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$18,762	$29,476